UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 2014

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
1-16169	EXELON CORPORATION (a Pennsylvania corporation) 10 South Dearborn Street P.O. Box 805379 Chicago, Illinois 60680-5379 (312) 394-7398	23-2990190

1-1839	COMMONWEALTH EDISON COMPANY (an Illinois corporation) 440 South LaSalle Street Chicago, Illinois 60605-1028 (312) 394-4321	36-0938600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

Item 8.01. Other Events

In June 2000, UII, LLC (formerly Unicom Investments, Inc.) (UII), a wholly owned subsidiary of Exelon Corporation (Exelon), entered into a transaction pursuant to which UII invested in a coal-fired generating station lease (Headlease) with the City of San Antonio, Texas, by and through the City Public Service Board of San Antonio, Texas (CPS). The generating station was leased back to CPS as part of the transaction (Lease). In connection with this transaction, CPS entered into certain credit support arrangements with third parties to support its obligations to UII under the Lease. The credit rating of one of these third parties was downgraded in 2013, triggering a requirement by CPS to either replace the credit support provider or post additional collateral. As a result of such requirement, CPS and UII entered into discussions related to the termination of the Headlease and the Lease.

On February 26, 2014, UII and CPS finalized an agreement to terminate the Headlease, the Lease, and other related agreements prior to their expiration dates (Termination Agreement). The Termination Agreement provides for UII to receive a net early termination amount of $335 million from CPS, which UII believes is a sufficient amount such that it is in Exelon’s best interest to terminate the Headlease and Lease, due in part to certain economic uncertainties with respect to the end of Lease term options, including the likelihood of UII incurring significant capital expenditures and increased operational risk. The Lease provides CPS with a fixed purchase option at the end of the Lease term. If CPS does not exercise the fixed purchase option, UII has the ability to require CPS to return the leasehold interest to UII allowing UII to operate the generating station and market or use the station’s output for the remaining term of the Headlease. Alternatively, UII can require CPS to arrange for a third-party to bid on a service contract for a period following the Lease term under which the third-party would purchase the station’s output. At the end of the term of the service contract UII would operate the station and market or use the station’s output for the remaining term of the Headlease.

The termination of the Headlease and the Lease will result in a net loss at UII, which is not material, and a tax payment of approximately $285 million by Exelon and its subsidiaries in 2014, including approximately $150 million by Commonwealth Edison Company.

* * * * *

This combined Form 8-K is being furnished separately by Exelon and Commonwealth Edison Company (Registrants). Information contained herein relating to any individual Registrant has been furnished by such Registrant on its own behalf. No Registrant makes any representation as to information relating to any other Registrant.

This Current Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon’s 2013 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 22; and (2) other factors discussed in filings with the SEC by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report. None of the Registrants undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON CORPORATION

/s/ Jonathan W. Thayer
Jonathan W. Thayer
Executive Vice President and Chief Financial Officer
Exelon Corporation

COMMONWEALTH EDISON COMPANY

/s/ Joseph R. Trpik, Jr.
Joseph R. Trpik, Jr.
Senior Vice President, Chief Financial Officer and Treasurer
Commonwealth Edison Company

February 28, 2014